EXHIBIT 99.1

PRESS RELEASE ISSUED AUGUST 1, 2006

☐NEWS☐

FOR IMMEDIATE RELEASE: August 1, 2006

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Announces Letter of Intent to Sell its Piceance Basin Properties for $50 Million

Denver, Colo. – August 1, 2006 - Galaxy Energy Corporation (Amex: GAX) has entered into a non-binding letter of intent with Exxel Energy Corp. (TSXV Symbol: EXX) to purchase Galaxy’s interest in its unconventional natural gas properties in the Piceance Basin of Colorado.

The agreement would provide for Exxel's wholly-owned subsidiary, Exxel Energy USA Inc., to pay $50 million (US) to acquire Galaxy’s undivided 25% working interest in the Garfield County, Colorado, project known as Rifle Creek. Exxel USA owns the other 75% working interest in Rifle Creek. The project currently consists of a total of approximately 6,000 net acres, including three producing wells.

The parties have committed to negotiate the agreement over the next several weeks, and the agreement is subject to Exxel’s obtaining financing, approval by Galaxy’s senior lenders, and other terms and conditions.

Galaxy has obtained a preliminary agreement from certain related parties to provide bridge financing to support the company’s operations during the period required to negotiate and close the agreement with Exxel.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Public Relations at (303) 665-4200, Tina Cameron, Renmark Financial Communications at (514) 939-3989 or Kathleen Heaney (203) 803-3585 of Integrated Corporate Relations.

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